Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2009 FIRST QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

-       Income from operations $0.8 million, up 2% year-over-year

-       $.15 dividend declared

SHREWSBURY, NJ, April 30, 2009 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the first quarter ended March 31, 2009. The results will be discussed in a conference call to be held on Friday, May 1, 2009 at 10:00 AM Eastern time. The dial-in telephone number is (866) 238-0826 and the pass code is "WSTG".

This conference call will be available via live webcast – in listen-mode only – at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

Total net sales for the first quarter of 2009 amounted to $31.8 million, compared to $40.5 million for the same period in 2008. Sales for the first quarter of 2009 for our Lifeboat segment were $20.2 million compared to $29.3 million in the first quarter of 2008, representing a 31% decrease.  Excluding VMware, Lifeboat’s sales increased by $0.1 million, or 1% compared to the first quarter of 2008. Sales for the first quarter of 2009 for our Programmer’s Paradise segment were $11.5 million, compared to $11.2 million in the first quarter of 2008, representing a 3% increase.

Total gross profit for the first quarter of 2009 amounted to $3.5 million, compared to $3.7 million for the same period in 2008. Gross profit for the first quarter of 2009 for our Lifeboat segment was $2 million, compared to $2.4 million in the first quarter of 2008, representing a 16% decrease. Gross profit for the first quarter of 2009 for our Programmer’s Paradise segment was $1.5 million, compared to $1.4 million in the first quarter of 2008, representing an 8% increase.

Total gross profit, as a percentage of net sales, for the quarter ending March 31, 2009, was 10.9%, compared to 9.3% in the first quarter of 2008.

Cash and marketable securities amount to $17 million, representing 71% of our equity as of March 31, 2009. We have no debt.

“In a recessionary business climate impacting every segment of the economy, we delivered solid first-quarter results” said Simon F. Nynens, Chairman and Chief Executive Officer.

Total selling, general, and administrative ("SG&A") expenses for the first quarter of 2009 were $2.7 million compared to $2.9 million in the first quarter of 2008.

Net income for the first quarter of 2009 amounted to $578,000 or 1.8% of net sales as compared to $629,000 or 1.6% for the same period in 2008.

On April 28, 2009, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable May 20, 2009 to shareholders of record on May 13, 2009.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Quest Software, Embarcadero Technologies, SAP Business Objects, Intel, Compuware, Infragistics, ComponentOne, Acresso Software, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2009	December 31, 2008
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$7,216	$9,349
Marketable securities	9,758	9,367
Accounts receivable, net	21,266	16,940
Inventory - finished goods	811	1,058
Prepaid expenses and other current assets	564	776
Deferred income taxes	672	712
Total current assets	40,287	38,202

Equipment and leasehold improvements, net	527	549
Accounts Receivable Long-Term	6,064	7,860
Other assets	39	66
Deferred income taxes	735	808

Total assets	$47,652	$47,485

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	23,747	23,396
Total current liabilities	23,747	23,396

Other liabilities	78	205
Total liabilities	23,825	23,601

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,639,786 and 4,643,662 shares outstanding, respectively	53	53
Additional paid-in capital	26,108	26,636
Treasury stock, at cost, 644,714 shares and 640,838 shares, respectively	(3,410)	(3,383)
Retained Earnings	1,145	567
Accumulated other comprehensive income (loss)	(69)	11
Total stockholders' equity	23,827	23,884
Total liabilities and stockholders' equity	$47,652	$47,485

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE
INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended
	March 31,
	2009	2008
Net Sales	$31,750	$40,506
Cost of sales	28,283	36,761
Gross profit	3,467	3,745
Selling, general and administrative expenses	2,651	2,942
Income from operations	816	803
Interest income, net	148	234
Realized foreign exchange gain (loss)	(1)	3
Income before income tax provision	963	1,040
Provision for income taxes	385	411
Net income	$578	$629
Net income per common share - Basic	$0.13	$0.14
Net income per common share - Diluted	$0.13	$0.14

Weighted average common shares outstanding - Basic	4,386	4,441
Weighted average common shares outstanding - Diluted	4,413	4,533

Reconciliation to comprehensive income:

Net income	$578	$629
Other comprehensive income (loss), net of tax:
Unrealized loss on marketable securities	(33)	(8)
Foreign currency translation adjustments	(47)	(87)
Total comprehensive income	$498	$534